Entergy Services, Inc.
 639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
Senior Counsel
Legal Services Department

Exhibit 5.01

March 12, 2004

Entergy New Orleans, Inc.
1600 Perdido Street
Building 505
New Orleans, Louisiana 70112

Gentlemen:

I have acted as counsel for Entergy New Orleans, Inc., a Louisiana corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $30,000,000 aggregate principal amount of First Mortgage Bonds, 3.875% Series due August 1, 2008 of the Company (the "3.875% Series Bonds") and $70,000,000 aggregate principal amount of First Mortgage Bonds, 5.25% Series due August 1, 2013 of the Company (the "5.25% Series Bonds") (the 3.875% Series Bonds and the 5.25% Series Bonds being collectively referred to herein as the "New Bonds"), each to be issued in one or more new series, and the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and Deed of Trust of the Company dated as May 1, 1987, as heretofore amended and supplemented and as proposed to be further supplemented (the "Mortgage"), under which the New Bonds are to be issued, in connection with an offer by the Company to issue the 3.875% Series Bonds and the 5.25% Series Bonds in exchange for its unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008 and its unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013, respectively, which are currently outstanding in the same respective aggregate principal amounts, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, I am of the opinion that the New Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company and will be entitled to the benefit of the security in Louisiana afforded by the Mortgage.

I have reviewed the statements in the Registration Statement under the caption "Description of the Exchange Bonds--Security," and such statements as to matters of Louisiana law and legal conclusions under Louisiana law are made in the Registration Statement on my authority as an expert. Insofar as such statements relate to matters of Louisiana law and legal conclusions under Louisiana law, they are true and correct and fairly describe the matters covered thereby and there are no omissions in such statements of any material fact required to be stated therein or necessary to make such statements not misleading.

I am a member of the Louisiana Bar, and this opinion is limited to the laws of the State of Louisiana and the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of New York, I have relied, with your approval, upon the opinion of Thelen Reid & Priest LLP, which is being filed as Exhibit 5.02 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to me in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                                                        Very truly yours,

                                                                                        /s/ Mark G. Otts
                                                                                        Mark G. Otts